Exhibit 99.1

Cenntro Electric Group Provides Update Regarding Rescheduled Second Court Hearing and Scheme Timetable

FREEHOLD, N.J. – January 31, 2024 – Cenntro Electric Group Limited (NASDAQ: CENN) (“Cenntro” or “the Company”), a leading electric vehicle technology company with advanced, market-validated electric commercial vehicles, refers to the proposed scheme of arrangement in relation to which Cenntro will re-domicile from Australia to the United States (“Scheme”), and under which Cenntro will become a subsidiary of Cenntro Inc. (“HoldCo”), a new United States ("U.S.") company incorporated in accordance with the laws of the State of Nevada for the purpose of effecting the Cenntro group's re-domiciliation to the U.S.

The scheme meeting for shareholders to consider the Scheme was held at 4:00pm (Eastern Standard Time, "EST") on Wednesday, January 24, 2024 (the “Scheme Meeting”). Based on the preliminary voting results available from the Scheme Meeting, Cenntro anticipates that the Scheme has been approved by shareholders of the Company in accordance with the requirements of the Australian Corporations Act 2001 (Cth).

Cenntro has been advised by its securities services provider responsible for tabulating the voting results from the Scheme Meeting, Broadridge Financial Solutions, Inc. ("Broadridge"), that Broadridge is still awaiting reports from two third party intermediaries to finalize and report the results to Cenntro (the "Tabulation Delay"). Broadridge has advised Cenntro that the unexpected Tabulation Delay has been caused by internal administrative processing timeframes of the two foregoing third party intermediaries.

As a result of the Tabulation Delay, Cenntro has yet to receive final voting results from Broadridge. The final voting results are required to enable Cenntro to prepare necessary documentation for the Second Court Hearing. To rectify the Tabulation delay, Cenntro applied to the Supreme Court of New South Wales (the “Court”) to reschedule the second court hearing to 9:15am (Australian Eastern Daylight Time, “AEDT”) on Wednesday, February 14, 2024 (the “Second Court Hearing”). The Company previously proposed that the Second Court Hearing would be held on Thursday, February 1, 2024.

An updated and indicative timetable in respect of the Scheme, incorporating the re-scheduled Second Court Hearing, is set out below.

Rescheduled Second Court Hearing

As noted above, the Second Court Hearing has been rescheduled for 9:15am AEDT on Wednesday, February 14, 2024. The Second Court Hearing will be held in the Supreme Court of New South Wales at Queens Square, 184 Phillip Street, Sydney, New South Wales, 2000. For further information about how to attend the hearing please refer to the Court's website at https://supremecourt.nsw.gov.au/.

A Cenntro shareholder has the right to appear and be heard at the Second Court Hearing and may oppose the approval of the Scheme at the Second Court Hearing. If you wish to oppose approval of the Scheme by the Court at the Second Court Hearing, you must file with the Court, and serve on Cenntro, a notice of appearance, in the prescribed form, together with any affidavit on which you wish to rely at the hearing. The notice of appearance and affidavit must be served on Cenntro at its address for service at least one day before the Second Court Date.

The address for service is: c/o MinterEllison, Level 40, Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000, Attention: Anthony Sommer, MinterEllison, Tel: (02) 9921 4182. The notice of appearance and affidavit must also be sent by email to anthony.sommer@minterellison.com.

Exhibit 99.1

Next Steps

The Scheme remains subject to the approval of the Court at the re-scheduled Second Court Hearing scheduled for 9:15am (AEDT) on Wednesday, February 14, 2024. If the Court approves the Scheme, Cenntro proposes to lodge an office copy of the orders of the Court with the Australian Securities and Investments Commission ("ASIC") (expected to occur on the next business day, Thursday, February 15, 2024 (AEDT)), at which time the Scheme will become effective. The Scheme will then be implemented on Tuesday, February 27, 2024 (AEDT).

Updated Scheme timetable

The key dates for implementation of the Scheme are set out below*:

Expected date	Event
Wednesday, February 14, 2024 at 9:15am	Second Court Hearing to obtain orders approving the Scheme
Thursday, February 15, 2024	Lodgement by Cenntro with ASIC of the Court orders approving the Scheme
Thursday, February 22, 2024 at 7:00pm	Record Date
Tuesday, February 27, 2024	Implementation Date
Thursday, February 29, 2024	Commencement of dispatch to Scheme Shareholders of statements confirming the issue of HoldCo Shares

*All dates and times listed in the table above are in Australian Eastern Daylight Time and are indicative only and subject to change. Cenntro, in consultation with HoldCo, may vary any or all of these dates and times and will provide reasonable notice of any such variation. Certain times and dates are conditional on the conditions precedent to the Scheme, including approval of the Scheme by the Court, being satisfied or waived (as applicable). Any changes will be announced by Cenntro to Nasdaq and published on Cenntro’s website at www.cenntroauto.com.

About Cenntro Electric Group Ltd.

Cenntro Electric Group Ltd. (NASDAQ: CENN) is a leading maker and provider of electric commercial vehicles (“ECVs”). Cenntro's purpose-built ECVs are designed to serve a variety of commercial applications inclusive of its line of class 1 to class 4 trucks. Cenntro is building a globalized supply-chain, as well as the manufacturing, distribution, and service capabilities for its innovative and reliable products. Cenntro continues to evolve its products capabilities through advanced battery, powertrain, and smart driving technologies. For more information, please visit Cenntro's website at: http://www.cenntroauto.com/.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. Such statements may be, but need not be, identified by words such as "may,'' "believe,'' "anticipate,'' "could,'' "should,'' "intend,'' "plan,'' "will,'' "aim(s),'' "can,'' "would,'' "expect(s),'' "estimate(s),''"project(s),'' "forecast(s)'', "positioned,'' "approximately,'' "potential,'' "goal,'' "strategy,'' "outlook'' and similar expressions. Examples of forward-looking statements include, among other things, statements regarding assembly and distribution capabilities, decentralized production, and fully digitalized autonomous driving solutions. All such forward-looking statements are based on management's current beliefs, expectations and assumptions, and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. For additional risks and uncertainties that could impact Cenntro’s forward-looking statements, please see disclosures contained in Cenntro's public filings with the SEC, including the "Risk Factors" in Cenntro's Annual Report on Form 10K/A filed with the Securities and Exchange Commission on July 6, 2023 and which may be viewed at www.sec.gov.

Exhibit 99.1

Contacts:
Investor Relations Contact:
Chris Tyson
MZ North America
CENN@mzgroup.us
949-491-8235

Company Contact:
PR@cenntroauto.com
IR@cenntroauto.com